Exhibit 10.2

EXECUTION COPY

PEPCO HOLDINGS, INC.

RESTRICTED STOCK AWARD AGREEMENT

(IMMEDIATE VESTING)

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made this 30th day of April 2014 (the “Date of Grant”), by and between Pepco Holdings, Inc. (the “Company”), and Joseph M. Rigby, an employee of the Company (the “Participant”).

WHEREAS, the Committee has approved the entry by the Company into an Employment Extension Agreement, dated April 29, 2014, with the Executive (the “Extension Agreement”), which under Section 2(a) provides for a grant to the Executive of 73,394 fully-vested shares of restricted stock (the “Award”) under the 2012 Pepco Holdings, Inc. Long-Term Incentive Plan (the “Plan”).

WHEREAS, the Company desires to enter into this Agreement with the Participant evidencing the terms and conditions of the Award.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and Participant agree as follows:

1. Restricted Stock Award. The Award consists of 73,394 shares of the Company’s common stock (“Shares”).

2. Vesting. The Shares subject to this Award are fully-vested upon the Date of Grant and not subject to a substantial risk of forfeiture within the meaning of section 83 of the Code.

3. Rights as Stockholder. The Executive, as the owner of record of the Shares, is entitled to all the rights of a shareholder of the Company, including the right to vote and the right to receive dividends payable either in stock or in cash, subject, however, to the restrictions stated in this Agreement and referred to in the legend described in Section 0 below that appears on any certificate representing Shares issued under this Agreement. If the Participant receives any additional Shares of common stock by reason of being the holder of the Shares under this Award, all such additional Shares shall be subject to the provisions of this Agreement and any certificates evidencing ownership of the additional Shares, if any, shall bear the legend described in Section 5 below.

4. Restrictions on Transferability of Award or Shares. Neither this Award nor any Shares covered hereby (including any additional Shares described in Section 3) may be assigned or alienated, and shall not be subject to attachment or other legal process except (i) to the extent specifically mandated and directed by applicable state or Federal statute, (ii) as provided in Section 8 with respect to withholding of applicable taxes, or (iii) the expiration of the Employment Extension Period (as defined in the Extension Agreement). Any attempted disposition of this Award or the Shares (or any interest herein) in violation of this Section 4 shall be null and void.

5. Escrow; Restrictive Legends. The Company shall have the discretion to place the Shares covered by this Award in escrow until the Shares become transferable as provided in Section 4. However, to the extent that the Company issues certificates representing the Shares before the Shares are transferable, such certificates shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The transfer of these securities is subject to the terms and conditions of a Restricted Stock Award Agreement effective as of April 29, 2014, between Pepco Holdings, Inc. and the holder of record of this certificate, and no sale, assignment, transfer, pledge, hypothecation or other disposition of such securities shall be valid or effective except in accordance with such agreement and until such terms and conditions have been fulfilled. Copies of such agreement may be obtained at no cost by written request made to the holder of record of this certificate to the Corporate Secretary of Pepco Holdings, Inc.”

6. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict or ambiguity may exist between the terms and conditions included in this Agreement and the terms and conditions included in the Plan, the terms and conditions included in the Plan shall control. By execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Committee and/or the Board pursuant to the Plan.

7. No Employment Right; Tenure. This Agreement shall not constitute a contract of employment between the Company or any Subsidiary and the Participant. The Participant’s right, if any, to serve the Company as a director, officer, employee or otherwise shall not be enlarged or otherwise affected by this Agreement or his or her designation as a Participant under the Plan.

8. Tax Withholding. The Participant acknowledges this Award may give rise to a tax liability and a withholding obligation associated therewith. The Company or a Subsidiary may withhold up to, but no more than, the minimum applicable statutory federal, state and/or local taxes (collectively, “Tax Withholding Requirements”) at such time and upon such terms and conditions as required by law or determined by the Company in accordance with the Plan. Subject to compliance with any requirements of applicable law and the Plan, a Participant shall have all or any portion of any Tax Withholding Requirements that may be payable in respect to a distribution of Stock under this Agreement satisfied when due through the payment by the Participant of cash to the Company, funded by the disposition on the Participant’s behalf or for the Participant’s account of Shares which would otherwise be delivered to the Participant having an aggregate Fair Market Value equal to the aggregate amount of such Tax Withholding Requirements. At the Company’s discretion, the Company may withhold tax associated with the Award pursuant to the Tax Withholding Requirements from any other payment the Company would otherwise make to the participant, including your salary.

9. Securities Law Compliance. The Participant agrees that any resale of Shares issued pursuant to the Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue Shares or permit the resale of any Shares if such issuance or resale would violate any such requirements.

10. Other Plans and Agreements. Any gain realized by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, group insurance, or other benefit plan maintained by the Company or a Subsidiary, except as determined by the board of directors of such company or as expressly provided under the terms of such other plan. The Participant acknowledges that receipt of this Agreement shall not entitle the Participant to any other benefits under the Plan or any plans maintained by the Company or a Subsidiary.

11. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement and the Plan. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its sole discretion and shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.

12. Changes in Capitalization. The Shares under this Award shall be subject to the provisions of the Plan relating to adjustments for changes to the Company’s capitalization. The Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup or otherwise reorganize.

13. Section 409A. This Agreement shall be interpreted to ensure, to the fullest extent possible, that the payments contemplated hereby comply with Section 409A of the Internal Revenue Code of 1986, as amended, including the applicable regulations issued thereunder.

14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

15. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and the Participant and his or her heirs, administrators, executors, other legal representatives and permitted assigns, whether so expressed or not.

16. No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.

17. Further Assurances. The Participant hereby agrees to take whatever additional action and execute and deliver all agreements, instruments and other documents the Company may deem necessary or advisable to carry out or effect any of the obligations or restrictions imposed on the Participant or the Award pursuant to the express provisions of the Agreement and/or the Plan.

18. Definition of Terms. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to them under the Plan.

19. Entire Agreement. This Agreement and the Plan constitute the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and they supersede all other negotiations, understandings and representations (if any) made by and between such parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, under its corporate seal, and the Participant has hereunder set his hand and seal, all as of the Date of Grant.

ATTEST:		PEPCO HOLDINGS, INC.

By:	/s/ JANE K. STORERO	By:	/s/ FRED BOYLE
	Jane K. Storero	Name:	Frederick J. Boyle
	Secretary	Title:	Senior Vice President and Chief Financial Officer

PARTICIPANT:

/s/ JOSEPH M. RIGBY
Joseph M. Rigby

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